Exhibit 99.1

CARS Reports First Quarter 2023 Results

Continued Growth in Revenue and ARPD

Achieved First Quarter Guidance and Reaffirms Full-Year 2023 Guidance

Repaid Revolving Loan

CHICAGO, May 4 , 2023 -- Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), the leading digital automotive platform that provides a robust set of digital solutions, today released its financial results for the first quarter ended March 31, 2023.

Q1 2023 Financial and Key Metric Highlights

●
Revenue of $167.1 million, up $8.9 million, or 6% year-over-year
●
Net income of $11.5 million, or $0.17 per diluted share, compared to $4.3 million, or $0.06 per diluted share, in the prior year
●
Adjusted EBITDA of $44.3 million, or 26.5% of revenue, up $2.3 million year-over-year
●
Average Monthly Unique Visitors (“UVs”) of 28.5 million, up 7% year-over-year
●
Traffic (“Visits”) of 164.8 million, up 11% year-over-year
●
Monthly Average Revenue Per Dealer (“ARPD”) of $2,386, up 4% from the prior year period
●
Dealer Customers of 19,186 as of March 31, 2023, 320 lower compared to 19,506 as of December 31, 2022 and 314 lower compared to the prior year

Operational Highlights

●
Generated $28.1 million in Operating Cash Flow and fully paid the remaining $15.0 million on its Revolving Loan and returned $7.2 million in capital to its stockholders through share repurchases
●
Launched new Marketplace packages and aligned subscription pricing with the enhanced value of features and solutions such as CreditIQ’s Instant Finance and DealerRater, enabling customers to better leverage cross-platform capabilities
●
Strengthened editorial content with the publication of Cars.com’s first-ever affordability report, providing shoppers with insights on comparative vehicle pricing and trends

“We drove strong first quarter performance with year-over-year growth in key metrics - revenue, Adjusted EBITDA, and traffic. Our subscription business continues to deliver strong recurring revenue driven by increased product sales and customer retention. Based on our momentum, we are confident in our growth prospects for the second quarter and reaffirm our full-year guidance,” said Alex Vetter, Chief Executive Officer of CARS.

Q1 2023 Results

Revenue for the first quarter totaled $167.1 million, an increase of $8.9 million, or up 6%, compared to the prior year period. Despite declines in digital dealer customers, Dealer revenue grew 7% year-over-year, driven by growth in website solutions, Accu-Trade and media products. Solid growth in Dealer revenue was partially offset by an 11% decline in OEM and National revenue, primarily due to economic-driven reductions by certain insurance sector customers.

Total operating expenses for the first quarter were $154.5 million, compared to $147.3 million for the prior year period. Adjusted Operating Expenses for the quarter were $145.7 million, a $5.4 million increase compared to the prior year period. The increase is primarily due to higher Product and technology expenses related to the acquisition, integration and launch of Accu-Trade. The Company also continued to invest in its sales and support staff to increase new product sales and fulfillment. This was partially offset by lower Depreciation and amortization.

Net income for the quarter was $11.5 million, or $0.17 per diluted share, compared to $4.3 million, or $0.06 per diluted share, in the first quarter of 2022. The current year net income was primarily driven by the $8.3 million change in the fair value of contingent consideration associated with the Company’s acquisitions.

Adjusted EBITDA for the quarter totaled $44.3 million, or 26.5% of revenue, compared to $42.0 million, or 27.0% of revenue, for the prior year period.

For the quarter, Average Monthly Unique Visitors increased 7% and total Traffic increased 11% compared to the first quarter of 2022. Organic traffic grew 7% year-over-year, driven by increased consumer demand and enhancements made to the Company’s App and website experiences, which enabled the Company to reduce its planned marketing investments during the quarter.

As of March 31, 2023, Dealer Customers totaled 19,186, 320 customers lower compared to the end of the fourth quarter of 2022, and down 314 compared to March 31, 2022. The decrease was primarily due to an anticipated pull-back by certain digital dealers. Excluding these cancellations, Dealer Customers would have increased year-over-year.

First quarter ARPD totaled $2,386, a 4% increase compared to a year ago.

Cash Flow and Balance Sheet

Net cash provided by operating activities in the first quarter 2023 was $28.1 million, compared to $30.4 million in the prior year. Free Cash Flow in the first quarter totaled $22.8 million compared to $26.4 million in 2022.

The Company paid down $18.8 million of debt during the first quarter, of which $15.0 million was used to paydown in-full the Revolving Loan, which was used to fund last year’s acquisition of Accu-Trade. Total debt outstanding as of March 31, 2023 decreased to $462.5 million, comprised of $400.0 million 6.375% fixed rate unsecured senior notes that mature in 2028 and $62.5 million outstanding on its Term Loan. At quarter-end, the Company’s net leverage ratio was 2.3x, within its target net leverage ratio of 2.0x to 2.5x. Total liquidity was $248.8 million, including cash and cash equivalents of $18.8 million and $230.0 million of revolver capacity, as of March 31, 2023.

During the first quarter, the Company repurchased 0.4 million of its common shares for $7.2 million.

“The strength of our integrated platform, efficiency of our traffic generation and our asset light business model continue to yield growth and profitability for our business, generating $44 million of Adjusted EBITDA this quarter, up 6% on a year-over-year basis. Additionally, our free cash flow supports a balanced approach to capital allocation, allowing us to pay down debt, repurchase shares and invest in key growth areas, all while advancing our business operating strategy,” said Sonia Jain, Chief Financial Officer of CARS.

2023 Outlook

The Company’s asset-light, diversified platform strategy provides a solid foundation for growth. Second quarter revenue is expected to be between $168.0 million and $170.0 million. Guidance reflects continued growth in Dealer Revenue partially offset by the Company’s cautious outlook on OEM and National Revenue. Please note that in the second quarter, the Company will fully lap the Accu-Trade acquisition and a period not yet impacted by digital dealer pull backs. Nevertheless, the Company expects to deliver 3 to 4% year-over-year revenue growth for the second quarter.

Adjusted EBITDA margin for the second quarter is expected to be between 26% and 28%, and reflects lower OEM and National advertising revenue relative to the first quarter and increased second quarter investments in Brand Marketing to drive growth in the business and awareness of new products.

The Company reaffirms its full-year revenue guidance, of 3% to 6% year-over-year growth, which assumes that despite recent improvements, historically low inventory levels will persist throughout the year.

Margins are expected to improve over the course of the year, and the Company expects to exit the year with fourth quarter Adjusted EBITDA margins approaching 30%.

Q1 2023 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at CARS’ Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About CARS

CARS is a leading automotive marketplace platform that provides a robust set of digital solutions that connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a website and digital solutions provider enabling dealers to be more efficient through connected digital experiences; FUEL, an advertising solution providing dealers and OEMs the benefit of leveraging targeted digital video and display marketing to Cars.com's audience of in-market car shoppers, DealerRater, a leading car dealer review and reputation management platform, a digital financing technology platform CreditIQ, and Accu-Trade Group, a leading provider of vehicle valuation and appraisal technology.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ®, Accu-Trade™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the Accu-Trade acquisition.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps). The Company measures UVs and Traffic via Adobe Analytics. These metrics do not include traffic to Dealer Inspire websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning with the three months ended June 30, 2022, Accu-Trade is included in our ARPD metric, which had an immaterial impact on ARPD for the annual and quarterly periods. No prior period has been recast as it would be impracticable to do so.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2022, this key operating metric includes Accu-Trade; however, no prior period has been recast as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, recent acquisitions, such as CreditIQ and Accu-Trade, liquidity, including draws from the Company’s revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek,"

"will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic, global supply chain shortages, fluctuating fuel prices and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmr@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

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Cars.com Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Dealer	$149,843	$140,416
OEM and National	13,543	15,174
Other	3,682	2,617
Total revenue	167,068	158,207
Operating expenses:
Cost of revenue and operations	29,795	27,752
Product and technology	24,101	21,307
Marketing and sales	58,297	57,094
General and administrative	18,304	16,560
Depreciation and amortization	24,042	24,553
Total operating expenses	154,539	147,266
Operating income	12,529	10,941
Nonoperating expense:
Interest expense, net	(8,244)	(9,330)
Other income, net	8,239	208
Total nonoperating expense, net	(5)	(9,122)
Income before income taxes	12,524	1,819
Income tax expense (benefit)	1,045	(2,521)
Net income	$11,479	$4,340
Weighted-average common shares outstanding:
Basic	66,530	69,463
Diluted	67,747	70,899
Earnings per share:
Basic	$0.17	$0.06
Diluted	0.17	0.06

Cars.com Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2023	December 31, 2022
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$18,838	$31,715
Accounts receivable, net	114,035	107,930
Prepaid expenses	11,369	8,377
Other current assets	409	605
Total current assets	144,651	148,627
Property and equipment, net	45,692	45,218
Goodwill	102,856	102,856
Intangible assets, net	687,930	707,088
Investments and other assets, net	21,092	21,081
Total assets	$1,002,221	$1,024,870
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$17,424	$18,230
Accrued compensation	12,412	19,316
Current portion of long-term debt, net	15,444	14,134
Other accrued liabilities	62,068	54,332
Total current liabilities	107,348	106,012
Noncurrent liabilities:
Long-term debt, net	438,739	458,249
Other noncurrent liabilities	71,147	76,179
Total noncurrent liabilities	509,886	534,428
Total liabilities	617,234	640,440
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,850 and 66,287 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	668	662
Additional paid-in capital	1,501,016	1,511,944
Accumulated deficit	(1,116,697)	(1,128,176)
Total stockholders' equity	384,987	384,430
Total liabilities and stockholders' equity	$1,002,221	$1,024,870

Cars.com Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$11,479	$4,340
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	4,884	4,014
Amortization of intangible assets	19,158	20,539
Amortization of accumulated other comprehensive loss on interest rate swap	—	1,417
Changes in fair value of contingent consideration	(8,259)	—
Stock-based compensation	5,982	5,221
Deferred income taxes	(228)	(374)
Provision for doubtful accounts	447	27
Amortization of debt issuance costs	781	816
Amortization of deferred revenue related to Accu-Trade Acquisition	(883)	(442)
Other, net	134	87
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,552)	4,442
Prepaid expenses and other assets	(3,039)	(3,073)
Accounts payable	(859)	1,081
Accrued compensation	(6,904)	(13,488)
Other liabilities	12,000	5,751
Net cash provided by operating activities	28,141	30,358
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(64,770)
Capitalization of internally developed technology	(5,172)	(3,516)
Purchase of property and equipment	(199)	(492)
Net cash used in investing activities	(5,371)	(68,778)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	—	45,000
Payments of long-term debt	(18,750)	(2,500)
Payments for stock-based compensation plans, net	(9,797)	(7,696)
Repurchases of common stock	(7,100)	(5,000)
Net cash (used in) provided by financing activities	(35,647)	29,804
Net decrease in cash and cash equivalents	(12,877)	(8,616)
Cash and cash equivalents at beginning of period	31,715	39,069
Cash and cash equivalents at end of period	$18,838	$30,453
Supplemental cash flow information:
Cash paid for income taxes	$96	$17
Cash paid for interest and swap	1,486	2,743

Cars.com Inc.

Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Reconciliation of Net income to Adjusted EBITDA

Net income	$11,479	$4,340
Interest expense, net	8,244	9,330
Income tax expense (benefit)	1,045	(2,521)
Depreciation and amortization	24,042	24,553
Stock-based compensation	6,952	5,417
Write-off of long-lived assets and other	135	(45)
Severance, transformation and other exit costs	1,217	392
Transaction-related items	(8,777)	556
Adjusted EBITDA	$44,337	$42,022

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$28,141	$30,358
Capitalization of internally developed technology	(5,172)	(3,516)
Purchase of property and equipment	(199)	(492)
Free cash flow	$22,770	$26,350

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended March 31, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$29,795	$—	$(307)	$29,488
Product and technology	24,101	—	(2,057)	22,044
Marketing and sales	58,297	—	(1,433)	56,864
General and administrative	18,304	(1,917)	(3,155)	13,232
Depreciation and amortization	24,042	—	—	24,042
Total operating expenses	$154,539	$(1,917)	$(6,952)	$145,670

Total nonoperating expense, net	$(5)	$(8,259)	$—	$(8,264)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended March 31, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$27,752	$—	$(195)	$27,557
Product and technology	21,307	—	(1,240)	20,067
Marketing and sales	57,094	—	(1,305)	55,789
General and administrative	16,560	(1,615)	(2,677)	12,268
Depreciation and amortization	24,553	—	—	24,553
Total operating expenses	$147,266	$(1,615)	$(5,417)	$140,234

Total nonoperating expense, net	$(9,122)	$(170)	$—	$(9,292)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.